-----Original Message-----
From: Joe Raymond [mailto:JoeRaymond@stratusservices.com]
Sent: Wednesday, November 30, 2005 3:56 PM
To: Michael Maltzman
Subject: Fw: Resignation

fyi

----- Original Message -----

From: Michael Rutkin

To: Joseph Raymond, Sr.

Cc: Norman Goldstein ; Sandy Feld ; Don Feidt

Sent: Wednesday, November 30, 2005 3:49 PM

Subject: Resignation

Dear Joe

With deep regret, I must tender my resignation as a member of the Board of Directors of Stratus Services Group effective immediately today Wednesday November 30, 2005.

Sincerely,

Michael J. Rutkin